CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-170605 on Form N-1A of our report dated December 20, 2010, relating to the statement of assets and liabilities of American Funds Global Balanced Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Costa Mesa, California
December 30, 2010